Exhibit 99.1
CA Reports Fourth Quarter and Fiscal Year 2008 Results
•	Fourth quarter revenue up 8 percent to $1.085 billion;

•	Fourth quarter GAAP earnings from continuing operations per diluted common share increases to $0.13 from $(0.04);

•	Fourth quarter non-GAAP operating earnings per diluted common share up 10 percent to $0.22;

•	Fourth quarter cash flow from operations up 32 percent to $690 million;

•	Company issues fiscal year 2009 guidance for cash flow from operations of $1.15 billion to $1.18 billion, a year-over-year increase of 4 to 7 percent.
ISLANDIA, N.Y., May 22, 2008 — CA, Inc. (NASDAQ:CA), one of the world’s largest independent software companies, today announced results for its fourth quarter and full-fiscal year 2008, ended March 31, 2008.
“CA has reported another solid quarter, capping a fiscal year that saw the Company make significant progress,” said CA Chief Executive Officer John Swainson. “We focused our direct sales force and our channel partners on forging strong business relationships with our customers and on selling new software licenses to new and existing customers, which resulted in double-digit bookings growth for the year. We also made considerable progress on our expense management, driving strong improvements in our operating margins.
“We entered fiscal year 2009 with good momentum and will continue to focus in this current economic environment on doing the things that drive revenue and increase profit, on developing the market’s most innovative IT management software products, and on achieving overall operational excellence,” Swainson continued. “We are issuing an annual outlook that reflects our operational momentum and our confidence in our ability to execute.”

Total revenue for the fourth quarter was $1.085 billion, up 8 percent, or 2 percent in constant currency, from $1.005 billion reported in the same period last fiscal year. For the full fiscal year, revenue was $4.277 billion, up 8 percent, or 4 percent in constant currency, from the $3.943 billion reported in fiscal year 2007.
Total North American revenue was up 2 percent in the fourth quarter while revenue from international operations was up 16 percent, or 3 percent on a constant currency basis, compared with the same period last year.
Total product and services bookings in the fourth quarter were $1.468 billion, up 30 percent compared with $1.133 billion reported in the prior year period. For the full fiscal year, total product and services bookings were $4.537 billion, up 15 percent from the $3.938 billion reported in the 2007 fiscal year. During the year, the Company signed 61 license agreements greater than
$10 million, for a total of about $1.4 billion, compared with 42 license agreements totaling about $1.1 billion in fiscal year 2007. The weighted average of direct bookings in fiscal year 2008 was 3.22 years, compared with 3.29 years in the prior fiscal year.
Total expenses, before interest and income taxes, for the fourth quarter were $935 million, a decrease of 8 percent, compared with $1.017 billion in the prior year period. The fourth quarter was affected positively by a decrease in amortization of capitalized software and lower restructuring costs compared with last year’s comparable period. In the fourth quarter, GAAP operating income, before interest and income taxes, was $150 million, representing an operating margin of 14 percent, an improvement from the prior year period’s operating loss. Total expenses, before interest and income taxes, for the 2008 fiscal year were $3.423 billion, a decrease of 8 percent, compared with the $3.729 billion reported in fiscal year 2007. Full year total expenses also were affected positively by a decrease in amortization of capitalized software and lower restructuring costs compared with the last fiscal year. For the full year, GAAP operating income, before interest and income taxes, was $854 million, representing an operating margin of 20 percent, a 15 percentage point improvement over the prior-year period.
On a non-GAAP basis, which excludes purchased software and intangibles amortization, and restructuring and other costs, the Company reported fourth quarter operating expenses of

$831 million, virtually flat with the $830 million reported in the prior year period. Excluding the negative impact of currency, fourth quarter non-GAAP operating expenses were down 6 percent year-over-year. For the fourth quarter, non-GAAP operating income, before interest and incomes taxes, was $254 million, up 45 percent from the prior year period and representing a non-GAAP operating margin of 23 percent, a 6 percentage point improvement from the fourth quarter of fiscal year 2007. The Company reported full year non-GAAP operating expenses of $3.177 billion, up slightly from the $3.160 billion reported in the prior year. Excluding the negative impact of currency, non-GAAP operating expenses were down 3 percent year-over-year. For the full year, non-GAAP operating income, before interest and income taxes, was $1.100 billion, representing an operating margin of 26 percent, a 6 percentage point improvement year-over-year. Excluding stock-based compensation, the full-year non-GAAP operating margin was 28 percent.
The Company reported fourth-quarter GAAP income from continuing operations of $71 million or $0.13 per diluted common share, compared with a loss of $20 million or ($0.04) per diluted common share a year earlier. For the full year, GAAP income from continuing operations was $500 million, or $0.93 per diluted common share, compared with $121 million, or $0.22 per diluted common share in fiscal 2007.
CA recorded non-GAAP income from continuing operations of $117 million for the fourth quarter, or $0.22 per diluted common share, compared with $109 million, or $0.20 per diluted common share, reported a year earlier. For the full fiscal year, non-GAAP income from continuing operations was $642 million, up 29 percent from the $499 million recorded in fiscal year 2007, while non-GAAP earnings per diluted common share was $1.19, an increase of 35 percent, over the $0.88 reported in fiscal year 2007.
Both GAAP and non-GAAP income from continuing operations were affected by several discrete tax charges in the fourth quarter, which reduced full-year GAAP earnings per share by 2 cents per share and non-GAAP earnings by 6 cents per share. In addition, GAAP earnings per share in the fourth quarter were reduced by 4 cents due to increased restructuring expenses.
The Company reported cash flow from operations of $690 million in the fourth quarter, up 32 percent compared with $521 million in the fourth quarter of fiscal year 2007. Cash flow from operations for the full fiscal year was $1.103 billion, up 3 percent from the $1.068

billion reported in the prior-year period. The Company recorded restructuring payments of $22 million in the fourth quarter and $92 million for the full 2008 fiscal year.
Capital Structure
The balance of cash, cash equivalents and marketable securities at March 31, 2008, was $2.796 billion. With $2.582 billion in total debt outstanding, the Company has a net cash position of $214 million.
Outlook for Fiscal Year 2009
The Company issued its fiscal year 2009 annual outlook based on current expectations. The following represents “forward-looking statements” (as defined below).
•	Total product and services bookings growth in the mid- to- high single digits;

•	Total revenue growth of 2 to 4 percent in constant currency, or $4.5 billion to $4.6 billion when translated at current foreign currency exchange rates, representing reported growth of 5 to 7 percent.

•	GAAP earnings from continuing operations per common diluted share of $1.28 to $1.35. The outlook includes about $30 million in charges related to previously disclosed restructuring plans;

•	Non-GAAP operating earnings per share of $1.45 to $1.52 per diluted common share, an increase of 22 percent to 28 percent; and

•	Full-year cash flow from operations of $1.150 billion to $1.180 billion, an increase of 4 percent to 7 percent. The outlook includes about $120 million in payments related to previously disclosed restructuring plans and cash taxes flat with fiscal year 2008.
Except as otherwise noted, guidance reflects current foreign currency exchange rates, assumes no acquisitions and a partial hedge of operating income.
The Company anticipates approximately 517 million shares outstanding at fiscal 2009 year-end and a weighted average diluted share count of approximately 541 million for the fiscal year. The Company also expects a full-year tax rate on non-GAAP income of approximately 37 percent.

A reconciliation of each non-GAAP measure referenced in this press release to its most directly comparable GAAP financial measure is included in the tables provided as part of this news release.
This news release and the accompanying tables should be read in conjunction with additional content that is available on the Company’s website, including a supplemental financial package and related slide presentation as well as a webcast that the Company will host at 5 p.m. ET today to discuss its fourth quarter and full fiscal year 2008 results. The webcast will be archived on the website. Individuals can access the webcast, as well as this press release and supplemental financial information, at http://ca.com/invest or listen to the call at 1-877-809-1564. International participants can listen to the call at 1-706-634-8757.
About CA
CA (NASDAQ: CA), one of the world’s largest independent software companies, provides software solutions to unify and simplify™ IT management. With CA’s Enterprise IT Management (EITM) vision and expertise, organizations can more effectively govern, manage and secure IT to optimize business performance and sustain competitive advantage. Founded in 1976, CA serves customers in virtually every country in the world. For more information, please visit www.ca.com.
Non-GAAP Financial Measures
This news release, the accompanying tables and the additional content that is available on the Company’s website, including a supplemental financial package, includes certain financial measures that exclude the impact of certain items and therefore have not been calculated in accordance with U.S. generally accepted accounting principles (GAAP). Non-GAAP metrics for operating expenses, operating income, operating margin, income from continuing operations and diluted earnings per share exclude the following items: non-cash amortization of purchased software and other intangibles, charges for in-process research and development costs, and restructuring and other charges. Non-GAAP income from continuing operations also excludes the interest on convertible bonds. The effective tax rate on GAAP and non-GAAP income from continuing operations, respectively, is the Company’s provision for income taxes expressed as a percentage of GAAP and non-GAAP earnings from continuing operations before income taxes. Such tax rates reflect the statutory tax rate after adjustments for the impacts of certain discrete items (such as tax rate changes in non-US jurisdictions, reconciliations of tax filings to tax provisions and resolutions of tax contingencies). Non-GAAP adjusted cash flow excludes restructuring and other payments and SEC settlement payments. Free cash flow excludes capital expenditures. These non-GAAP financial measures may be different from non-GAAP financial measures used by other companies. Non-GAAP financial measures should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP. By excluding these items, non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and cash flows, to competitors’ operating results and cash flows, and to estimates made by securities analysts.

Management uses these non-GAAP financial measures internally to evaluate its performance and they are key variables in determining management incentive compensation. The Company believes these non-GAAP financial measures are useful to investors in allowing for greater transparency of supplemental information used by management in its financial and operational decision-making.
In addition, the Company has historically reported similar non-GAAP financial measures to its investors and believes that the inclusion of comparative numbers provides consistency in its financial reporting. Investors are encouraged to review the reconciliation of the non-GAAP financial measures used in this news release to their most directly comparable GAAP financial measures, which are attached to this news release.
Cautionary Statement Regarding Forward-Looking Statements
Certain statements in this communication (such as statements containing the words “believes,” “plans,” “anticipates,” “expects,” “estimates” and similar expressions) constitute “forward-looking statements” that are based upon the beliefs of, and assumptions made by, the Company’s management, as well as information currently available to management. These forward-looking statements reflect the Company’s current views with respect to future events and are subject to certain risks, uncertainties, and assumptions. A number of important factors could cause actual results or events to differ materially from those indicated by such forward-looking statements, including: the timing of orders from customers and channel partners may cause fluctuations in some of the Company’s key financial metrics; given the global nature of the Company’s business, economic factors or political events beyond the Company’s control can affect its business in unpredictable ways; changes to the compensation of the Company’s sales organization and changes to the Company’s sales coverage model and organization could adversely affect the Company’s business, financial condition, operating results and cash flow; if the Company does not adequately manage and evolve its financial reporting and managerial systems and processes, including the successful implementation of its enterprise resource planning software, its ability to manage and grow its business may be harmed; the Company may encounter difficulty in successfully integrating acquired companies and products into its existing businesses; the Company is subject to intense competition in product and service offerings and pricing and increased competition is expected in the future; the Company’s business may suffer if it is not able to retain and attract qualified personnel, including key managerial, technical, marketing and sales personnel; failure to adapt to technological change in a timely manner could materially adversely affect the Company’s revenue and earnings; if the Company’s products do not remain compatible with ever-changing operating environments, it could lose customers and the demand for its products and services could decrease; the Company may lose access to third party operating systems or certain third party software that the Company uses in daily operations, either of which could delay product development and production; certain software the Company uses is from open source code sources, which, under certain circumstances, may lead to unintended consequences; discovery of errors in the Company’s software could materially adversely affect the Company’s revenue and earnings and subject the Company to product liability claims, which may be costly and time consuming; the Company’s credit ratings have been downgraded in the past and could be downgraded further which would require the Company to pay additional interest under its credit agreement and could adversely affect its ability to borrow; the Company has a significant amount of debt; the failure to protect the Company’s intellectual property rights and source code would weaken its competitive position; the Company may become dependent upon large transactions; the Company’s sales to government clients subject it to risks, including early termination, audits, investigations, sanctions and penalties; the Company’s software products and the Company’s and customers’ data centers and IT environments may be subject to hacking or other breaches, harming the market perception of the effectiveness of the Company’s products; general economic conditions may lead the Company’s customers to delay or forgo technology upgrades; the market for some or all of the Company’s key product areas may not grow; the use of third party microcode could negatively affect the Company’s product development; the Company may lose access to third party operating systems, which could negatively affect the Company’s product development; third parties could claim that the Company’s products infringe their intellectual property rights or that the Company owes royalty payments; fluctuations in foreign currencies could result in translation losses; the Company has outsourced various functions to third parties and these arrangements may not be successful; potential tax liabilities may materially adversely affect the Company’s results; and the other factors described in the Company’s filings with the Securities and Exchange Commission. The Company assumes no obligation to update the information in this communication, except as otherwise required by law. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof.
Copyright © 2008 CA, Inc. All Rights Reserved. One CA Plaza, Islandia, N.Y. 11749. All trademarks, trade names, service marks, and logos referenced herein belong to their respective companies.

Contacts:	Dan Kaferle	Carol Lu
	Public Relations	Investor Relations
	(631) 342-2111	(212) 415-6920
	daniel.kaferle@ca.com	carol.lu@ca.com

Table 1
CA, Inc.
Condensed Consolidated Statements of Operations
(in millions, except per share amounts)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Revenue:
Subscription and maintenance revenue	$951	$878	$3,762	$3,458
Professional services	103	93	383	351
Software fees and other	31	34	132	134

Total revenue	1,085	1,005	4,277	3,943

Expenses:
Costs of licensing and maintenance	72	67	267	244
Cost of professional services	85	98	350	326
Amortization of capitalized software costs	30	83	117	354
Selling and marketing	352	307	1,258	1,269
General and administrative	152	183	632	646
Product development and enhancements	133	138	516	544
Depreciation and amortization of other intangible assets	39	41	156	148
Other (gains) expenses, net	(2)	—	6	(13)
Restructuring and other	74	100	121	201
Charge for in-process research and development costs	—	—	—	10

Total expenses before interest and income taxes	935	1,017	3,423	3,729

Income (loss) from continuing operations before interest and income taxes	150	(12)	854	214
Interest expense, net	9	15	46	60

Income (loss) from continuing operations before income taxes	141	(27)	808	154
Income tax expense (benefit)	70	(7)	308	33

Income (loss) from continuing operations	71	(20)	500	121
Loss from discontinued operations, inclusive of realized losses on sale, net of income taxes	—	—	—	(3)

NET INCOME (LOSS)	$71	$(20)	$500	$118

Basic income (loss) per share	$0.14	$(0.04)	$0.97	$0.22
Basic weighted average shares used in computation	510	525	514	544

Diluted income (loss) per share (1)	$0.13	$(0.04)	$0.93	$0.22
Diluted weighted average shares used in computation(1)	537	525	541	569

(1)	Net income and the number of shares used in the computation of diluted EPS was computed by dividing (i) the sum of net income and the after-tax amount of interest expense recognized in the period associated with outstanding dilutive convertible senior notes by (ii) the sum of the weighted average number of common shares outstanding for the period and dilutive common share equivalents.

Table 2
CA, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	March 31,	March 31,
	2008	2007(1)
Cash, cash equivalents and marketable securities	$2,796	$2,280
Trade and installment accounts receivable, net	970	967
Deferred income taxes	623	638
Other current assets	79	71

Total current assets	4,468	3,956

Installment accounts receivable, due after one year, net	234	334
Total property and equipment, net	496	469
Purchased software products, net of accumulated amortization	171	203
Goodwill	5,351	5,345
Deferred income taxes	293	402
Other noncurrent assets	743	808

Total assets	$11,756	$11,517

Current portion of long-term debt and loans payable	$361	$11
Deferred revenue (billed or collected) — current	2,664	2,383
Deferred income taxes	106	199
Other current liabilities	1,147	1,414

Total current liabilities	4,278	4,007

Long-term debt, net of current portion	2,221	2,572
Deferred income taxes — noncurrent	200	312
Deferred revenue (billed or collected) — noncurrent	1,036	893
Other noncurrent liabilities	312	79

Total liabilities	8,047	7,863

Common stock	59	59
Additional paid-in capital	3,565	3,547
Retained earnings	2,174	1,744
Accumulated other comprehensive loss	(101)	(96)
Treasury stock	(1,988)	(1,600)

Total stockholders’ equity	3,709	3,654

Total liabilities and stockholders’ equity	$11,756	$11,517

(1)	Certain balances have been adjusted and reclassified to conform to current period presentation.

Table 3
CA, Inc.
Condensed Consolidated Statements of Cash Flows
(in millions)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2008	2007(1)	2008	2007 (1)
OPERATING ACTIVITIES:
Net income (loss)	$71	$(20)	$500	$118
Loss from discontinued operations, net of income taxes	—	—	—	3

Income (loss) from continuing operations	71	(20)	500	121
Adjustments to reconcile income (loss) from continuing operations to net cash provided by continuing operating activities:
Depreciation and amortization	69	124	273	502
(Provision for) decrease in deferred income taxes	(50)	118	(4)	(217)
Provision for bad debts	1	2	23	4
Non-cash stock based compensation expense	26	32	122	116
Non-cash charge for purchased in-process research and development	—	—	—	10
Loss (gain) on sale of assets	8	(4)	12	(18)
Charge for impairment of assets	6	16	6	16
Foreign currency transaction gain — before taxes	(9)	(1)	(28)	—
Decrease in trade and current installment accounts receivable, net	35	28	71	195
(Increase) decrease in noncurrent installment accounts receivable, net	(31)	2	40	79
Increase in deferred subscription revenue (billed or collected) — current & noncurrent	535	336	258	294
Decrease in taxes payable, net	(89)	(258)	(82)	(93)
Increase (decrease) in accounts payable, accrued expenses and other	14	77	(95)	(12)
Restructuring and other, net	49	57	12	77
Changes in other operating assets and liabilities	55	12	(5)	(6)

NET CASH PROVIDED BY CONTINUING OPERATING ACTIVITIES	690	521	1,103	1,068

INVESTING ACTIVITIES:
Acquisitions, primarily goodwill, purchased software, and other intangible assets, net of cash acquired	—	(39)	(27)	(212)
Settlements of purchase accounting liabilities	—	(3)	(7)	(21)
Purchases of property and equipment	(36)	(32)	(117)	(150)
Proceeds from sale of assets	11	5	46	223
(Purchases) sales of marketable securities, net	—	—	(3)	44
Increase (decrease) in restricted cash	1	—	1	(1)
Capitalized software development costs	(33)	(27)	(112)	(85)

NET CASH USED IN INVESTING ACTIVITIES	(57)	(96)	(219)	(202)

FINANCING ACTIVITIES:
Dividends paid	(19)	(21)	(82)	(88)
Purchases of common stock	—	(2)	(500)	(1,216)
Debt (repayments) borrowings, net	(1)	(2)	(9)	746
Debt issuance costs	—	—	(3)	—
Exercise of common stock options and other	3	19	22	43

NET CASH USED IN FINANCING ACTIVITIES	(17)	(6)	(572)	(515)

INCREASE IN CASH AND CASH EQUIVALENTS BEFORE EFFECT OF EXCHANGE RATE CHANGES ON CASH	616	419	312	351
Effect of exchange rate changes on cash	102	23	208	93

INCREASE IN CASH AND CASH EQUIVALENTS	718	442	520	444
CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	2,077	1,833	2,275	1,831

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$2,795	$2,275	$2,795	$2,275

(1)	Certain balances have been adjusted and reclassified to conform to current period presentation.

Table 4
CA, Inc.
Reconciliation of GAAP Results to Non-GAAP Income from Continuing Operations
(in millions, except per share data)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Total revenue	$1,085	$1,005	$4,277	$3,943

Total expenses before interest and income taxes	935	1,017	3,423	3,729

Income (loss) from continuing operations before interest and income taxes (1)	150	(12)	854	214
GAAP Operating Margin (% of revenue)	14%	(1)%	20%	5%

Non-GAAP operating adjustments:
Purchased software amortization	15	70	60	300
Intangibles amortization	15	17	65	58
Restructuring and other	74	100	121	201
Charge for in-process research and development costs	—	—	—	10

Total non-GAAP operating adjustments	104	187	246	569

Non-GAAP operating income before interest and income taxes	254	175	1,100	783

Non-GAAP Operating Margin (% of revenue) (2)	23%	17%	26%	20%

Interest expense, net	9	15	46	60
Interest on dilutive convertible bonds	(2)	(2)	(8)	(8)

Non-GAAP income from continuing operations before income taxes	247	162	1,062	731

Income tax provision (3)	130	53	420	232

Non-GAAP income from continuing operations	$117	$109	$642	$499

Non-GAAP diluted EPS(4)	$0.22	$0.20	$1.19	$0.88

Diluted weighted average shares used in computation(4)	537	551	541	569

(1)	See the Condensed Consolidated Statement of Operations in Table 1 for a bridge from income (loss) from continuing operations before interest and income taxes to income (loss) from continuing operations.

(2)	Excluding stock based compensation of $104 million and $93 million, non-GAAP operating margin would have been 28% and 22% for the fiscal years ended March 31, 2008 and 2007, respectively.

(3)	The effective tax rate on income from continuing operations is the Company’s provision for income taxes expressed as a a percentage of earnings from continuing operations before income taxes. Such tax rate reflects the statutory tax rate after adjustments for the impacts of certain discrete items (such as tax rate changes in non-US jurisdictions, reconciliations of tax filings to tax provisions and resolutions of tax contingencies).

(4)	Non-GAAP income from continuing operations and the number of shares used in the computation of non-GAAP diluted EPS for all periods presented have been adjusted to reflect the dilutive impact of the Company’s 1.625 % Convertible Senior Notes and stock awards outstanding.
Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 5
CA, Inc.
Reconciliation of GAAP to Non-GAAP Operating Expenses
(in millions)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
Total expenses before interest and income taxes	$935	$1,017	$3,423	$3,729

Non-GAAP operating adjustments:
Purchased software amortization	15	70	60	300
Intangibles amortization	15	17	65	58
Restructuring and other costs	74	100	121	201
Charge for in-process research and development costs	—	—	—	10

Total non-GAAP operating adjustments	104	187	246	569

Total non-GAAP operating expenses	$831	$830	$3,177	$3,160

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

Table 6
CA, Inc.
Reconciliation of GAAP Diluted Earnings per Share to Non-GAAP Diluted Earnings per Share
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31,		March 31,
	2008	2007	2008	2007
GAAP diluted earnings per share	$0.13	$(0.04)	$0.93	$0.22

Non-GAAP adjustments, net of taxes

Purchased software and intangibles amortization	0.04	0.11	0.15	0.40
Restructuring and other charges	0.09	0.13	0.15	0.22
Interest on convertible bonds	—	—	0.01	0.01
Charge for in-process research and development costs	—	—	—	0.01
Non-GAAP effective tax rate adjustments (1)	(0.04)	—	(0.05)	0.02

Non-GAAP diluted earnings per share	$0.22	$0.20	$1.19	$0.88

(1)	The effective tax rate on income from continuing operations is the Company’s provision for income taxes expressed as a a percentage of earnings from continuing operations before income taxes. Such tax rate reflects the statutory tax rate after adjustments for the impacts of certain discrete items (such as tax rate changes in non-US jurisdictions, reconciliations of tax filings to tax provisions and resolutions of tax contingencies).
Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

14

Table 7
CA, Inc.
Effective Tax Rate Reconciliation
GAAP and Non-GAAP
(in millions)
(unaudited)

	Three Months Ended		Fiscal Year Ended
	March 31, 2008		March 31, 2008
		Non-		Non-
	GAAP	GAAP	GAAP	GAAP
Income from continuing operations before Income taxes (1)	$141	$247	$808	$1,062

Statutory tax rate	35%	35%	35%	35%

Tax at statutory rate	49	86	283	372

Adjustments for discrete items and state tax provision (2)	21	44	25	48

Total tax expense	$70	$130	$308	$420

Effective tax rate (3)	49.6%	52.6%	38.1%	39.5%

(1)	See Table 4 for a reconciliation of Income from continuing operations before interest and income taxes on a GAAP basis to Income from continuing operations before income taxes on a non-GAAP basis.

(2)	Certain FY08 adjustments for discrete items impact only the GAAP effective tax rate but not the non-GAAP effective tax rate because such items relate to tax aspects of matters previously included for GAAP purposes but excluded for non-GAAP purposes. As such, the Company has similarly excluded tax benefits associated with such discrete items from its current year determination of its non-GAAP effective tax rate.

(3)	The effective tax rate on income from continuing operations is the Company’s provision for income taxes expressed as a percentage of earnings from continuing operations before income taxes. Such tax rate reflects the statutory tax rate after adjustments for the impacts of certain discrete items (such as tax rate changes in non-US jurisdictions, reconciliations of tax filings to tax provisions and resolutions of tax contingencies).

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

15

Table 8
CA, Inc.
Reconciliation of Projected GAAP Earnings per Share to
Projected Non-GAAP Earnings per Share
(unaudited)

	Fiscal Year Ending
	March 31, 2009
Projected GAAP diluted EPS from continuing operations range	$1.28	to	$1.35

Non-GAAP adjustments from continuing operations, net of taxes
Purchased software and intangibles amortization	0.12		0.12
Restructuring and other charges	0.04		0.04
Impact from convertible senior notes	0.01		0.01

Non-GAAP projected diluted operating EPS range	$1.45	to	$1.52

Refer to the discussion of Non-GAAP financial measures included in the accompanying press release for additional information.

16